Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Ordinary Shares

of

TELVENT GIT, S.A.

at

$40.00 Net Per Share

by

SCHNEIDER ELECTRIC ESPAÑA, S.A.U.

an indirect wholly owned subsidiary of

SCHNEIDER ELECTRIC SA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, JULY 19, 2011, UNLESS THE OFFER IS EXTENDED.

June 21, 2011

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated June 21, 2011 (as it may be amended or supplemented, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”) in connection with the offer by Schneider Electric España, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain (“Offeror”) and an indirect wholly owned subsidiary of Schneider Electric SA, a société anonyme organized under the laws of the Republic of France, to purchase all of the authorized and issued ordinary shares, € 3.00505 nominal value per share (each, a “Share” and, collectively, the “Shares”), of Telvent GIT, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, at a purchase price of $40.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer. Also enclosed is a letter to shareholders of Telvent from Ignacio González Dominguez , chief executive officer of Telvent, accompanied by Telvent’s Solicitation/Recommendation Statement on Schedule 14D-9. The Offer is being made pursuant to a Transaction Agreement, dated as of May 31, 2011, by and among Schneider Electric, Offeror and Telvent, which provides, among other things, for the making of the Offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $40.00 per Share, net to you in cash, without interest and less any applicable withholding taxes.

2. The Offer is made for all authorized and issued Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Tuesday, July 19, 2011, unless the Offer is extended by Offeror.

4. The Offer is subject to certain conditions described in Section 15—“Conditions of the Offer” of the Offer to Purchase.

5. Tendering shareholders who are registered shareholders and who tender their Shares directly to American Stock Transfer& Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Offeror’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares held by us for your account, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), or Credit Agricole Securities (USA) Inc., the dealer manager for the Offer, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

All Ordinary Shares

of

TELVENT GIT, S.A.

at

$40.00 Net Per Share

by

SCHNEIDER ELECTRIC ESPAÑA, S.A.U.

an indirect wholly owned subsidiary of

SCHNEIDER ELECTRIC SA

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated June 21, 2011 (as it may be amended or supplement, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplement, the “Letter of Transmittal”) in connection with the offer by Schneider Electric España, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain and an indirect wholly owned subsidiary of Schneider Electric SA, a société anonyme organized under the laws of the Republic of France, to purchase all of the authorized and issued ordinary shares, € 3.00505 nominal value per share, of Telvent GIT, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, at a purchase price of $40.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered: Account Number:	Shares*

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery

SIGN HERE
Dated , 2011	Signature(s)

Name(s)

Address(es)
Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.